Exhibit 99.(h)(5)

FIFTY-SECOND AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

VIRTUS OPPORTUNITIES TRUST

This Fifty-Second Amended and Restated Expense Limitation Agreement (the “Agreement”), effective as of January 1, 2026, amends and restates that certain Fifty-First Amended and Restated Expense Limitation Agreement effective as of April 1, 2025, by and between Virtus Opportunities Trust, a Delaware statutory trust (the “Registrant”), on behalf of each series of the Registrant listed in Appendix A (each a “Fund” and collectively, the “Funds”) and the Adviser of each of the Funds, Virtus Investment Advisers, LLC, a Delaware limited liability company (formerly, Virtus Investment Advisers, Inc., a Massachusetts corporation) (the “Adviser”).

WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of one or more Investment Advisory Agreements entered into between the Registrant and the Adviser (the “Advisory Agreement”);

WHEREAS, the Adviser desires to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject; and

WHEREAS, the Adviser understands and intends that the Registrant will rely on this Agreement in accruing the expenses of the Registrant for purposes of calculating net asset value and for other purposes, and expressly permits the Registrant to do so.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Limit on Fund Expenses. The Adviser has agreed to limit the respective rate of Total Fund Operating Expenses (“Expense Limit”) for each Fund as specified in Appendix A of this Agreement, for the time period indicated.

2.	Definitions.

2.1.	For purposes of this Agreement, the term “Total Fund Operating Expenses” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Adviser’s investment advisory or management fee under the Advisory Agreement and other expenses described in the Advisory Agreement that the Fund is responsible for and have not been assumed by the Adviser, but excludes front-end or contingent deferred loads, taxes, leverage and borrowing expenses (such as commitment, amendment and renewal expenses on credit or redemption facilities), interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, unusual or infrequently occurring expenses (such as litigation), acquired fund fees and expenses, and dividend expenses, if any.

3.	Recoupment and Recapture of Fees and Expenses. Each Fund has agreed to reimburse the Adviser and/or certain of its affiliates (collectively, “Virtus”) out of assets belonging to the relevant class of the Fund for any Total Fund Operating Expenses of the relevant class of the Fund in excess of the Expense Limit paid, waived or assumed by Virtus for that Fund, provided that Virtus would not be entitled to reimbursement for any amount that would cause Total Fund Operating Expenses to exceed either the Expense Limit in place at the time of the applicable waiver or assumption of expenses by Virtus or, if less, any contractual Expense Limit in place at the time that the reimbursement would be made, and provided further that no amount would be reimbursed by the Fund more than three years after the date on which it was incurred or waived by Virtus. The terms, conditions and rights of this section shall survive any termination of this Agreement.

4.	Term, Termination and Modification. This Agreement is effective for the time period indicated on Appendix A, unless sooner terminated as provided below in this Paragraph. This Agreement may be terminated by mutual agreement of the parties at any time or by the Registrant on behalf of any one or more of the Funds upon thirty (30) days’ written notice to the Adviser. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Advisory Agreement with respect to such Fund.

5.	Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall otherwise be rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any Federal securities law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

9.	Computation. If the fiscal year-to-date Total Fund Operating Expenses of a Fund or Other Expenses, as applicable, at the end of any month during which this Agreement is in effect exceed the Expense Limit for that Fund (the “Excess Amount”), the Adviser shall (at its option) waive or reduce its fee under the Advisory Agreement and/or remit to that Fund (or cause another Virtus entity to waive or reduce its fee under another agreement and/or remit to that Fund) an amount that is sufficient to pay the Excess Amount computed on the last day of the month.

10.	Liability. Virtus agrees that it shall look only to the assets of the relevant class of each respective relevant Fund for performance of this Agreement and for payment of any claim Virtus may have hereunder, and neither any other Fund (including the other series of the Registrant) or class of the Fund, nor any of the Registrant’s trustees, officers, employees, agents or shareholders, whether past, present or future, shall be personally liable therefor.

11.	Counterparts. This Agreement may be executed in any number of counterparts (including counterparts executed and/or delivered electronically) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, electronic signatures and signatures delivered and exchanged electronically shall be binding and effective to the same extent as original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

VIRTUS OPPORTUNITIES TRUST	VIRTUS INVESTMENT ADVISERS, LLC, (FORMERLY, VIRTUS INVESTMENT ADVISERS, INC.)

By:	/s/ W. Patrick Bradley	By:	/s/ Richard W. Smirl
	W. Patrick Bradley Executive Vice President, Chief Financial Officer and Treasurer		Richard W. Smirl Executive Vice President

APPENDIX A

Contractual Expense Limitations*

Virtus Fund	Total Fund Operating Expense Limit					Term

	Class A	Class C	Class C1	Class I	Class R6

Virtus Duff & Phelps Global Infrastructure Fund	--	--	--	--	0.85%	Through January 31, 2026
Virtus Duff & Phelps Global Real Estate Securities Fund	1.24%	1.99%	--	0.99%	0.87%	Through January 31, 2026
Virtus Duff & Phelps Real Asset Fund	0.50%	1.25%	--	0.25%	0.20%	Through January 31, 2026
Virtus Duff & Phelps Real Estate Securities Fund	1.24%	1.99%	--	0.99%	0.79%	Through January 31, 2026
Virtus KAR Developing Markets Fund	1.33%	2.08%	--	1.08%	1.03%	Through January 31, 2026
Virtus KAR Emerging Markets Small-Cap Fund	1.70%	2.45%	--	1.45%	1.30%	Through January 31, 2026
Virtus KAR International Small-Mid Cap Fund	1.45%	2.20%	--	1.20%	1.10%	Through January 31, 2026
Virtus Newfleet Core Plus Bond Fund	0.70%	1.45%	--	0.45%	0.35%	Through January 31, 2027
Virtus Newfleet High Yield Fund	0.95%	1.70%	--	0.70%	0.59%	Through January 31, 2026
Virtus Newfleet Low Duration Core Plus Bond Fund	0.75%	1.50%	--	0.50%	0.43%	Through January 31, 2026
Virtus Newfleet Multi-Sector Intermediate Bond Fund	0.99%	1.74%	--	0.74%	0.60%	Through January 31, 2026
Virtus Newfleet Multi-Sector Short Term Bond Fund	0.90%	1.16%	1.66%	0.65%	0.52%	Through January 31, 2026
Virtus Newfleet Senior Floating Rate Fund	0.90%	1.65%	--	0.65%	0.55%	Through January 31, 2026
Virtus Seix Tax-Exempt Bond Fund	0.83%	1.58%	--	0.58%	--	Through January 31, 2026
Virtus SGA Emerging Markets Equity Fund	1.46%	2.21%	--	1.21%	0.98%	Through January 31, 2027

*Following the contractual period, VIA may discontinue these arrangements at any time. Under certain conditions, the adviser may recapture operating expenses reimbursed and/or fees waived under these arrangements for a period of three years after the date on which it was incurred or waived by Virtus.